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                                                                   Exhibit 10.15


                              EMPLOYMENT AGREEMENT


MADE this 15th day of November 1993, by and between:

           SEEC, INC. a Pennsylvania Corporation, ("SEEC" hereinafter)

                                       AND

                                  Shankar Krish
                     an individual, ("EMPLOYEE") hereinafter

                                   WITNESSETH:

WHEREAS, SEEC is in the business of developing and marketing software; and

WHEREAS, EMPLOYEE is presently an at will employee of SEEC, and SEEC wishes to provide increased remuneration and benefits, in return for a formalized employment agreement which contains, inter alia, certain restrictive covenants; and

WHEREAS, SEEC and EMPLOYEE wish to enter into an employment agreement on the following terms and conditions;

                                 NOW, THEREFORE:

For and in consideration of the covenants contained herein, and intending to be legally bound hereby, the parties hereto do covenant and agree as follows:


ARTICLE I  TERM AND SCOPE OF EMPLOYMENT

Section 1. Term. SEEC will employ EMPLOYEE for a period of two (2) years from the date of this Agreement unless this Agreement is terminated before that time, in accordance with the terms of Article VI hereof.

Section 2. Scope. EMPLOYEE shall perform such duties and responsibilities as SEEC may from time to time assign to EMPLOYEE. SEEC expressly reserves the right, in the exercise of its sole discretion, to make changes in EMPLOYEE's duties and responsibilities. During the term of EMPLOYEE's employment, EMPLOYEE shall work for SEEC on a full time basis, and shall use his best efforts to further the best interests and welfare of SEEC. During the term of his employment, EMPLOYEE agrees that he will refrain from performing, directly or indirectly, any work or services whatsoever, for himself or for any third person, without the written authorization of SEEC.

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                                             Shankar Krish Employment Agreement


Section 3. EMPLOYEE agrees to abide by such lawful employment policies and regulations as SEEC may from time to time adopt, and such specific instructions and directions to EMPLOYEE as SEEC lawfully may give, from time to time.


ARTICLE II  SALARY, FRINGE BENEFITS AND STOCK OPTIONS.

Section 1. Salary. EMPLOYEE shall be paid an annual salary in the amount of:

                     Forty Eight Thousand Dollars ($48,000)

U.S. DOLLARS, payable in periodic payments in accordance with SEEC's normal payroll practices currently in effect, or such other payroll practices as SEEC may adopt from time to time.

Section 2. FRINGE BENEFITS. EMPLOYEE will be entitled to such vacations, holidays, sick leave, and health insurance as SEEC may provide in accordance with its normal employment policies. SEEC reserves the right, in its sole discretion, to change such employment policies and fringe benefits from time to time.

Section 3. Stock Options. So long as EMPLOYEE is not in violation of his duties of loyalty and good faith towards SEEC, and is not in violation of Article I
Section 2, and Articles III, IV, and V of this Agreement, EMPLOYEE shall have the option to purchase shares of SEEC's common stock as set forth in Exhibit A which is attached hereto and made a part hereof.

Section 4. Reimbursements. SEEC will reimburse EMPLOYEE for all reasonable travel and other expenses which EMPLOYEE incurs due to activities required by SEEC.


ARTICLE III  INVENTIONS, DISCOVERIES, AND IMPROVEMENTS

Section 1. All inventions, discoveries, improvements or copyrightable materials ("Discoveries" hereinafter) which EMPLOYEE conceives or makes, solely or in conjunction with others, during his period of employment with SEEC, in any field in which, during the term of this Agreement, SEEC is or plans to be engaged, and in all related fields, are the sole and exclusive property of SEEC. All such Discoveries made within two (2) years following termination of his employment shall be deemed to fall within this provision, unless EMPLOYEE bears the burden of proving, by evidence that is clear and convincing, that they were conceived and made after the termination of his employment with SEEC.

Section 2. EMPLOYEE agrees that he will promptly disclose all Discoveries to SEEC, and hereby assigns and conveys to SEEC all his right, title and interest in and to all such Discoveries. EMPLOYEE will assist SEEC, at its request, in preparing copyright applications, both United States and foreign, covering all such Discoveries, and will sign and deliver all documents, and do all things reasonable or necessary to secure and protect SEEC's ownership interests in all


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                                             Shankar Krish Employment Agreement


Discoveries. All costs incidental to EMPLOYEE's performance under this Article, as requested by SEEC, shall be born by SEEC.


ARTICLE IV  CONFIDENTIALITY OF PROPRIETARY DATA

Section 1. For the purposes of this Agreement, all technical, commercial and business information to which EMPLOYEE obtains access during the course of his employment, including without limiting the generality of the foregoing, all memoranda, notes, computer data, computer programs, spreadsheets, graphs, printouts, customer lists, customer and trade data, materials and equipment data, market data, financial data, contracts, orders, plans, designs, drawings, processes, formulae, codes, apparatus, products, discoveries, inventions, bug-fixes, improvements, and all other records, recordings or documents whatsoever, whether belonging to SEEC, or to any third party, shall be deemed Proprietary Information, regardless of whether or not it falls within the common-law definition of trade secrets, unless it is lawfully in the public domain ("Proprietary Information" hereinafter).

Section 2. EMPLOYEE agrees to keep confidential all Proprietary Information to which he has access during the course of his employment. EMPLOYEE agrees that while such Proprietary Information is in his possession, he shall be deemed to hold the same in trust for SEEC's sole benefit, and shall not use the same for any purpose, or disclose the same to any person, other than in the performance of his required employment duties for SEEC, without SEEC's written consent. Without limiting the generality of the foregoing, EMPLOYEE acknowledges that in the course of his employment, he may obtain access to the Proprietary Information of third parties who are doing business with SEEC. Such information may or may not be marked "Confidential". EMPLOYEE agrees that he will not use or disclose any third party Proprietary Information which he obtains during the course of his employment for SEEC for any purpose other than the performance of his required employment duties for SEEC.


ARTICLE V  NON-COMPETE COVENANT

Section 1. EMPLOYEE agrees that for a period of two (2) years after his employment with SEEC is terminated, he will not, directly or indirectly, work in India, the United States, Mexico or Canada, for any third party, or for himself, in the area of specification, design, development, production, coding or improving of a product similar to any product that SEEC may be developing, producing or marketing while EMPLOYEE is employed by SEEC.

Section 2. The non-compete covenant described in Section 1 of this Article shall not be applicable in any of the following circumstances:

(1) If EMPLOYEE is laid off by SEEC under the provisions of Article VI Section 3 of this Agreement; or

(2) If his employment is terminated in violation of this Agreement; or



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                                             Shankar Krish Employment Agreement


(3) If EMPLOYEE terminates this Agreement in accordance with Article V1 Section 4 because SEEC is in violation of this Agreement.


ARTICLE VI  TERMINATION

Section 1. The initial term of this Agreement shall be for a period of two (2) years from the date first above written. Thereafter, this Agreement shall be renewed automatically, from year to year unless either party gives written notice to the other of an intent to terminate, not less than thirty (30) days before the expiration of the then current term of the Agreement. All provisions of this Agreement shall continue in full force and effect for any renewed term unless specifically changed by written Agreement of the parties. In the event certain provisions of this Agreement are changed by written agreement of the parties from time to time, all other provisions not specifically changed in writing shall be deemed to continue in full force and effect.

Section 2. SEEC may terminate the employment of EMPLOYEE at any time, for good cause, without notice. Without limiting the generality of the foregoing, good cause for termination shall include any conduct of EMPLOYEE which is in violation of this Agreement, any failure of EMPLOYEE to obey SEEC's lawful employment policies, rules, regulations, or instructions to employee, any conduct of EMPLOYEE which is harmful to SEEC's good name and lawful best interests.

Section 3. If at any time and from time to time, SEEC, in its sole discretion, determines that the financial interests of SEEC render it advisable to lay EMPLOYEE off, or terminate EMPLOYEE's employment, SEEC may lay-off or terminate EMPLOYEE without being deemed in breach of this Agreement; provided however, in such event, EMPLOYEE will not be bound by any non-compete covenant specified in
Article V Section 1 of this Agreement, and EMPLOYEE shall be entited to retain all stock options to which he may be entitled hereunder.

Section 4. EMPLOYEE may terminate this Agreement on thirty (30) days written notice to SEEC, for any violation of the terms of this Agreement which SEEC has knowingly failed to cure.

Section 5. Except as specified to the contrary in this Agreement, the following provisions shall survive termination of this Agreement:

(1)  Article II Section 3 relating to stock options;

(2)  Article III relating to Inventions, Discoveries and Improvements;

(3)  Article IV relating to Confidentiality of Proprietary Data;

(4)  Article V relating to Non-Compete Covenant;

(5) Any obligation of SEEC to pay wages or fringe benefits not paid as of the date of termination; and



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                                             Shankar Krish Employment Agreement


(6) The provisions of the Article VII to the extent necessary to enforce any right arising out of this Agreement.


ARTICLE VII  MISCELLANEOUS

Section 1. Notices. Any notices required to be sent under the terms of this Agreement shall be sent to the parties as follows, or to such new address as a party may designate in writing. If a party is aware that the following address is incorrect, the party shall send written notices to both the address set forth below, and to the last known address of the other party.

TO SEEC AT:                                 TO THE EMPLOYEE AT:

C/O Mr. Ravi Koka,                          Shankar Krish
5001 Baum Blvd.                             6224 5th Ave, Apt. 114F
Pittsburgh, PA  15213.                      Pittsburgh, PA  15232


Section 2. Binding Arbitration. The parties agree that all claims, disputes and other matters in question between them, arising out of or related to this Agreement, and the rights, duties and obligations arising thereunder or the breach thereof, shall be decided by common-law arbitration in Pittsburgh, PA, in accordance with the Rules of the American Arbitration Association then prevailing, unless the parties mutually agree otherwise; provided however, SEEC shall have the right to obtain preliminary or permanent injunctive relief from a court of appropriate jurisdiction while the arbitration process is continuing, and/or after the Board of Arbitrators renders its decision on the merits; provided further, if either party would be entitled to join a third party if the proceeding were brought before a court of applicable jurisdiction, then in the interests of judicial economy, either party may litigate all disputes against the other party and any third party in one action before a court of appropriate jurisdiction. The parties agree that with regard to all claims, disputes and remedies, arising out of this Agreement, the American Arbitration Association, and the Federal and State Courts in Pittsburgh, PA and applicable appellate courts, shall have jurisdiction over their persons. This provision shall not be deemed to confer exclusive subject matter jurisdiction over such courts. This Agreement shall not be construed as a consent to arbitrate any dispute with any person who is not party to this Agreement.

Section 3. Service of Process in Arbitration or in Court, may be made by certified mail, return receipt requested, to either party at the addresses specified in Section 1 above of this Article, which service shall be complete upon mailing.

Section 4. Rights and Remedies. Except as provided in Section 2 above of this Article, the duties and obligations imposed by this Agreement, and the rights and remedies available thereunder, shall be in addition to and not in limitation of, any duties, obligations, rights and remedies otherwise imposed or available in law or in equity.

Section 5. Governing Law. This Agreement shall be governed by Pennsylvania law.



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                                             Shankar Krish Employment Agreement


Section 6. Waiver. No action or failure to act by either party shall constitute a waiver of any right or duty accorded to any of them under this Agreement, nor shall any such action or failure to act constitute an approval of, or acquiescence in, any breach hereunder, except as may be specifically agreed in writing.

Section 7. Integration and Amendments. The terms and conditions contained herein constitute the full understanding of the parties, a complete allocation of the risks between them, and a complete and exclusive statement of the terms and conditions of their agreement. No conditions, representations, understandings, or agreements, not contained herein, and purporting to modify, waive, vary, explain or supplement the terms or conditions of this contract shall be binding unless hereafter made in writing and signed by a duly authorized representative of the party to be bound.

Section 8. Successors and Assigns. Any attempted assignment by EMPLOYEE of the rights and obligations created by this Agreement shall be void. SEEC may at any time assign its rights, obligations and interests in this Agreement. Except as provided to the contrary herein, the terms and conditions of this Agreement shall be binding on the parties, their respective executors, personal representatives, heirs, successors in interest and assigns.

Section 9. Gender and Number. All references in this Agreement to the singular and/or to the masculine gender, shall be deemed to include the plural and/or feminine gender, where appropriate.

         IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals, as of the date first above written.

ATTEST:                                         SEEC, INC.



/s/ John D. Godfrey         (SEAL)              By  /s/ Ravindra Koka
----------------------------------              ------------------------------
Secretary or Treasury                               President or Vice President



WITNESS:                                        EMPLOYEE



                                                /s/ K. Shankar
----------------------------------              -------------------------------
                                                Signature


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                                             Shankar Krish Employment Agreement


                                    EXHIBIT A


                                  STOCK OPTIONS


SEEC, Inc., hereby grants to optionee the right to purchase up to, but not exceeding in the aggregate of (8,000) shares of SEEC Common Stock, at an option price to be determined by the SEEC Board of Directors.























SEEC, Inc.                                      EMPLOYEE



By  /s/ Ravindra Koka                           /s/ K. Shankar
    --------------------------                  ------------------------------
    President                                   Employee's Signature





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